                                                                   EXHIBIT 10(R)

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of February 28, 1997, by and between John M. Nichols ("Employee") and Varsity Spirit Corporation, a Tennessee corporation (the "Company").

                                R E C I T A L S:

     A. The Company is a publicly owned entity in the business of (i) designing, marketing and selling products to the school spirit industry, including cheerleader, dance team and booster club uniforms and accessories, (ii) operating high school and college cheerleader and dance team camps and (iii) organizing and facilitating special events, including travel programs, made available to school spirit groups (collectively, the "Business").

     B. Employee has been employed by and a financial officer of the Company since April 1992 and has been a Senior Vice President of the Company since July 1992 and the Chief Financial Officer of the Company since April 1994.

     C. The Company desires to continue to employ Employee as a Senior Vice President and the Chief Financial Officer of the Company and Employee desires to be so employed by the Company on the terms and conditions set forth herein.

     D. The Company desires to bind Employee to certain restrictive covenants and Employee agrees to be so bound on the terms and conditions set forth herein.

                               A G R E E M E N T:

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Term of Employment. Subject to the terms and conditions set forth herein, including Section 10, the Company will employ Employee and Employee will serve as a Senior Vice President and the Chief Financial Officer of the Company for a term commencing on February 28, 1997 (the "Effective Date") and ending on February 28, 1998 (the "Employment Term").

     2. Employment Duties.

     During the Employment Term, Employee will serve as a Senior Vice President and the Chief Financial Officer of the Company, subject to the terms of this Agreement and the direction and control of the President and the Board of Directors of the Company. Employee shall, during the Employment Term, serve the Company faithfully, diligently and competently and to the best of his/her ability.

     3. Compensation. The Company shall have the following compensation obligations, which shall be cumulative:

          (a) During the Employment Term, the Company shall pay to Employee, as salary (the "Salary") for services rendered by Employee under this Agreement, $115,000 per annum ($9583.33 per month). Such Salary shall be payable in arrears not less frequently than monthly, but otherwise in accordance with the Company's ordinary payment practices; and

          (b) After the end of each fiscal year of the Company during the Employment Term, Employee shall be eligible for an annual performance bonus, the nature and amount of which shall be determined by the Board of Directors (or any committee thereof) or the President of the Company after reviewing Employee's performance and the Company's results of operations during and for such fiscal year and such other matters deemed appropriate by the Board of Directors (or any committee thereof) or the President; notwithstanding anything else in this Agreement, the declaration and payment of any performance bonus to Employee shall be in the discretion of the Company and Employee shall have no absolute right to a performance bonus in any year.

          (c) In the event of a Change in Control (as defined below) of the Company during the Employment Term, Employee shall be entitled to and the Company shall pay Employee upon the occurrence of the Change in Control a special one time bonus of $250,000 (payable at Employee's election in full immediately after the Change in Control or in equal monthly installments over the period commencing with the first full month after the date of the Change in Control and continuing through the twenty-fourth (24th) full month after the Change in Control), which bonus (the "Change in Control Bonus") shall be in consideration for (i) services rendered to the Company by Employee prior to and in connection with the Change in Control and (ii) Employee's commitment that, to the extent requested, he will continue his employment after the Change in Control and through February 28, 1998 (the date on which the audit period for fiscal 1997 is expected to be completed) on terms not less favorable to Employee as in existence immediately prior to the Change in Control. For purposes of this paragraph, a "Change in Control" shall be deemed to arise if any one or more of the following has occurred: (a)'the Company is merged, consolidated or reorganized into or with another corporation or other entity and, as a result thereof, less than 50% of the outstanding stock or other capital interests of the surviving, resulting or acquiring corporation, person or other entity is owned, in the aggregate, by the stockholder or stockholders of the Company immediately prior to such merger, consolidation or reorganization or (b) the Company sells all or substantially all of its business or assets (or both) to any other corporation, person or other entity, less than 50% of the outstanding voting stock or other capital interests of which are owned, in the aggregate, by the stockholders of the Company, directly or indirectly, immediately prior to or after such sale.

Payments made pursuant to (a), (b) and (c) above while Employee is an employee of the Company shall be treated as wages for withholding and employment tax purposes.

     4. Insurance. During the Employment Term, the Company shall be entitled to obtain as the beneficiary "key man" or similar other life insurance on Employee in an amount that the Company shall in its discretion deem necessary. Employee shall cooperate with all requirements necessary for obtaining such insurance, including, without limitation, submitting to any tests or physicals reasonably required by the insurers in order to obtain such insurance.

     5. Benefits.

     (a) Employee shall be entitled during the Employment Term to participate in such employee benefit plans and programs, including, without limitation, profit sharing, cafeteria and health insurance plans, as are maintained from time to time for employees of the Company to the extent that his/her position, tenure, compensation, age, health and other qualifications make him eligible to participate. The Company does not promise the adoption or continuance of any particular plan or program during the Employment Term, and Employee's (and his/her dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

     (b) During each twelve month period during the Employment Term, Employee shall be entitled to that number of weeks of paid vacation as authorized under the Company's normal vacation policy to be taken at times mutually acceptable to Employee and the Company, and such holidays as are observed by the Company from time to time.

     6. Reimbursement of Expenses. To the extent consistent with the general expense reimbursement policies maintained by the Company from time to time, Employee shall be entitled to prompt reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Employee incurs in connection with performing his/her duties under this Agreement, including reasonable travel and meal expenses. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Company's President or Board of Directors, or both.

     7. Restrictive Covenants. Employee acknowledges and agrees that (i) through his/her position as a Senior Vice President of the Company, he/she will learn valuable trade secrets and other proprietary information relating to the Business, (ii) Employee's services to the Company are unique in nature, (iii) the Company's Business is international in scope and (iv) the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company to enter into this Agreement, Employee agrees that during the Employment Term and, except as otherwise provided in Sections 10(b) and 10(c) hereof or the last paragraph of this Section 7, for an additional twenty-four (24) months thereafter (such period being referred to herein as the "Restricted Period"), neither Employee nor any Affiliate (as defined below in
Section 8) of Employee shall, directly or indirectly, either for himself/herself or for any other person or entity:

          (a) anywhere in the United States of America or Canada or any other location in which the Company is then doing business, engage or participate in, or assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or otherwise), or permit his/her name to be used by or render services for, any person or entity engaged in a Competing Business (as hereinafter defined); provided, however, that nothing in this Agreement shall prevent Employee from acquiring or owning, as a passive investment, up to two percent (2%) of the outstanding voting securities of an entity engaged in a Competing Business which are publicly traded on any recognized national securities market;

          (b) take any action, in connection with a Competing Business, which might divert from the Company or an Affiliate of the Company any opportunity which would be within the scope of the Company's or such Affiliate's then business;

          (c) solicit or attempt to solicit any person or entity who is or has been (i) a customer of the Company at any time (A) up to the date hereof or
     (B) during the Restricted Period to purchase Competing Products or Services (as herein defined) from any person or entity (other than the Company) or
     (ii) a customer, supplier, licensor, licensee or other business relation of the Company at any time (A) up to the date hereof or (B) during the Restricted Period to cease doing business with the Company; or

          (d) solicit or hire any person or entity who is a director, officer, employee or agent of the Company or any Affiliate of the Company to perform services for any entity other than the Company and its Affiliates.

     As used herein, a "Competing Business" shall mean a business which engages or is making plans to engage, in whole or in part, in the manufacturing, marketing or distributing of products, or the performance, marketing and sale of services, which are competitive with, are similar to, may be used as substitutes for, or may detract from any products or services of the Company or any Affiliate thereof during the Restricted Period, whether, in the case of products, such products are or were manufactured by or for the Company for sale by the Company or purchased as finished goods for resale by the Company, or, in the case of services, such services were performed by the Company or by another company or person on behalf of the Company; the products and services subject to these restrictive covenants being herein referred to as "Competing Products and Services."

     Notwithstanding the provisions of the first paragraph of this Section 7, in the event of a termination of employment as a result of the expiration of the full term of employment contemplated by Section 1 hereof, the Restricted Period shall not extend beyond but rather shall terminate on the last date of the Employment Term except in the case where the Company delivers to Employee not less than ten (10) days prior to the last day of the Employment Term a written offer of continued employment on substantially similar terms (or on terms more favorable to Employee) as then exist, in which case the Restricted Period shall extend to the earlier of (i) twenty-four (24) months after the last day of the Employment Term and (ii) the last day of the term of employment as proposed in such written offer of continued employment.

     8. Disclosure of Confidential Information. Employee recognizes that he/she possesses or as a result of his/her employment by the Company will become in possession of Confidential Information (as defined below). Accordingly, as an inducement for the Company to enter into this Agreement, Employee agrees that:

                  (a) for the longest period permitted by law from the date of this Agreement, Employee and each Affiliate of Employee shall hold in strictest confidence and shall not, other than as required by law, without the prior written consent of the Company, use for his/her own benefit or that of any third party or intentionally or negligently disclose in a manner which could be harmful to the Company to any person, firm or corporation except the Company, an Affiliate of the Company or employees of the Company or an Affiliate of the Company any Confidential Information (as defined below). For purposes of this Agreement, intending that the term shall be broadly construed to include anything protectible as a trade secret under applicable law, "Confidential Information" shall mean all information, and all documents and other tangible items which record information, relating to the manufacturing and marketing by the Company of products and services, from time to time, which at the time or times concerned is protectible as a trade secret under applicable law, and which has been or is from time to time disclosed to or known by Employee. As used herein, an "Affiliate" shall mean and include any person or entity which controls a party, which such party controls or which is under common control with such party. "Control" means the power, direct or indirect, to influence or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise;

                  (b) Employee and each Affiliate of Employee (and if deceased, his/her legal representative, who shall be the person set forth as such in Section 12(a) until written notice of a successor is delivered to the Company (the "Representative")) shall promptly following a request therefor from the Company return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information, it being agreed by Employee on behalf of his/her heirs, successors and assigns that the Company shall be entitled to rely on any action taken by the Representative in connection with this paragraph
        (b); and

                  (c) at the request of the Company made at any time or from time to time hereafter, Employee and each Affiliate of Employee (and if deceased, the Representative) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary or desirable to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company, its Affiliates or its representatives in any controversy or legal proceedings involving the Company, its Affiliates or its representatives with respect to any Confidential Information.

     9. Specific Performance. Employee agrees that any violation by him/her of Sections 7 or 8 of this Agreement, as applicable, would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Employee consents and agrees that if he/she violates any provision of Sections 7 or 8 of this Agreement the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing violation of, the provisions of such Section. In the event Employee breaches a covenant contained in this Agreement, the Restricted Period applicable to Employee with respect to such breached covenant shall be extended for the period of such breach. Employee also recognizes that the territorial, time and scope limitations set for in
Section 7 and 8, as applicable, are reasonable and are properly required for the protection of the Company and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Employee agrees, and Employee submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

     10. Termination; Severance.

          (a) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, Employee's employment with the Company may be terminated at any time by the Company's President or Board of Directors "for cause," which shall include (i) Employee's conviction for, or plea of nolo contendere to, a felony, (ii) Employee's commission of an act involving self-dealing, fraud or personal profit materially injurious to the Company, (iii) Employee's commission of an act of willful misconduct or gross negligence in the conduct of his/her duties hereunder, (iv) habitual absenteeism or any form of drug addiction or abuse on the part of Employee,
     (v) Employee's failure to perform his/her duties hereunder in a manner reasonably satisfactory to the Company, (vi) Employee's breach or violation of any internal policies or rules of the Company, including those rules adopted by the Company concerning the purchase and sale of the Company's common stock or other securities by employees of the Company, or (vii) Employee's breach of any material provision of this Agreement. Any termination by the Company under this Section 10(a) shall be in writing and shall set forth the reason for such termination. In the event of termination under this Section 10(a), the Company's obligations under this Agreement shall cease and Employee shall forfeit all right to receive any future compensation or benefits under this Agreement, including, without limitation, any unpaid performance bonus, except that Employee shall be entitled to his/her Salary and benefits (under Section 5) for services already performed as of the date of termination of this Agreement. Without limitation, termination of Employee pursuant to this Section 10(a) shall not relieve Employee of his/her obligations under Sections 7 or 8 hereof.

          (b) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, Employee's employment with the Company may be terminated at any time by the Company's President or Board of Directors without cause, provided that in the event of such a termination, Employee shall be entitled to continuation of his/her

     Salary and benefits (under Section 5) through the period ending three (3) months after the date of such termination (the "Severance Period"). Except as otherwise specifically provided above, the Company's obligations under this Agreement shall cease upon termination and Employee shall forfeit all rights to receive any compensation or benefits under this Agreement. Without limitation, a termination of Employee pursuant to this Section 10(b) shall not relieve Employee of his/her obligations under Sections 7 or 8 hereof, except that the restrictions of Section 7 shall be terminated at the earlier of the termination of the Restricted Period established under
     Section 7 and any Severance Period established hereby. Any termination by the Company or election by Employee under this Section 10(b) shall be in writing.

          (c) Notwithstanding the provisions of Section 1 and the other provisions of this Agreement, Employee's employment with the Company may be terminated by the Employee at any time, including after the occurrence of a Change in Control of the Company, provided that Employee agrees to the extent practicable that he/she will provide notice of termination to the Company not less than three (3) weeks prior to the effective date of the termination. Upon any termination of employment by Employee pursuant to this Section 10(c), Employee shall be entitled to his/her Salary and benefits (under Section 5) for services already performed as of the effective date of the termination of this Agreement. A termination of employment by Employee pursuant to this Section 10(c) shall not relieve Employee of his/her obligations under Sections 7 or 8 hereof and, if the effective date of the Employee's termination of employment pursuant to this
     Section 10(c) is prior to February 28, 1998, Employee shall be obligated to return to the Company any Change in Control Bonus paid to Employee pursuant to Section 3 of this Agreement. Any termination by Employee under this
     Section 10(c) shall be in writing.

          (d) The severance payment provisions of this Section 10 (including any Change in Control Bonus payable under Section 3(c)) are intended to comply with Sections 280G and 4999 of the Code and all regulations thereto so that the deductibility by the Company of the severance payments will not be subject to limitation by Section 280G and so that Employee will not be subject to an excise tax upon the receipt of the severance payments under
     Section 4999. The Company and Employee agree that, prior to the payment by the Company of any severance payments pursuant to this Section 10, the Company's independent public accountants shall review the amounts proposed to be paid, the conformity of the proposed payments with the provisions of this Section 10 and the treatment of the proposed payments under Sections 280G and 4999 of the Code.

     11. Death or Disability.

          (a) If Employee becomes permanently disabled (determined as provided below) during the Employment Term, his/her employment shall terminate as of the date such permanent disability is determined. Employee shall be considered to be permanently disabled for purposes of this Agreement if he/she is unable by reason of accident or illness (including mental illness) to perform the material duties of his/her regular position with the Company and not expected to recover from his/her disability within a period of three (3) months from the commencement of the disability. If at any time Employee claims or is claimed to be permanently disabled, a physician acceptable to both Employee, or the Representative, and the Company (which acceptances shall not be unreasonably withheld) shall be retained by the Company and shall examine Employee. Employee shall cooperate fully with the physician. If the physician determines that Employee is permanently disabled, the physician shall deliver to the Company a certificate certifying both that Employee is permanently disabled and the date upon which the condition of permanent disability commenced. The determination of the physician shall be conclusive.

          (b) Employee's right to his/her compensation and benefits under this Agreement shall cease upon his/her death or disability, except that (i) Employee (or his/her estate or heirs) shall be entitled to his/her Salary and benefits (under Section 5) for services performed as of the date of his/her death or permanent disability and (ii) in addition, with respect to termination due solely to Employee's permanent disability as determined pursuant to this Section 11, he/she shall also be entitled to his/her Salary and benefits (under Section 5) through the period ending six (6) months after the date such permanent disability began; provided, however, that any such amounts for Salary continuation shall be reduced by any amount received by Employee under any disability insurance policy.

     12. Miscellaneous.

          (a) All notices hereunder shall be in writing and shall be deemed given when delivered in person or when telecopied with hard copy to follow, or three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, or two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

                       If to Employee:

                       John M. Nichols
                       7871 Meadow Trail Drive
                       Cordova, Tennessee 38018

                       If to the Company:

                       Varsity Spirit Corporation
                       2525 Horizon Lake Drive
                       Memphis, Tennessee 38133
                       Attention: Jeffrey G. Webb
and/or at such other addresses and/or to such other addressees as may be designated by notice given in accordance with the provisions hereof.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No party shall assign this Agreement or its rights hereunder without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any person or entity acquiring all or substantially all of the Business of the Company (whether by sale of stock, sale of assets, merger, consolidation or otherwise).

          (c) This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

          (d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

          (e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. The Company's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity.

          (f) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement.

          (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute a single instrument.

          (h) This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Tennessee applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction). Employee hereby expressly submits and consents in advance to the jurisdiction of the federal and state courts of the State of Tennessee for all purposes in connection with any action or proceeding arising out of or relating to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                          VARSITY SPIRIT CORPORATION

                                          By: /s/ Jeffrey J. Webb
                                            ------------------------------------
                                            Name: Jeffrey J. Webb
                                            Title: President

                                          JOHN M. NICHOLS

                                          /s/ John M. Nichols
                                          --------------------------------------